Exhibit 22.1

                        SUBSIDIARIES


Littelfuse, S.A. de C.V.
Littelfuse FSC
Littelfuse Do Brazil

Littelfuse, B.V.
Littelfuse, A.G.
Littelfuse Limited

Littelfuse Far East PTE Ltd.
Littelfuse HK Limited
Littelfuse Holdings Pte Ltd
Suzhou Littelfuse OVS Ltd
Sam Hwa Littelfuse Inc. (65% owned)
Littelfuse KK